Exhibit 5.14

June 16, 2010

CONSENT OF CAMERON SCOTT

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Cameron Scott, P. Eng., Principal Geotechnical Engineer (SRK Consulting (Canada) Inc.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated September 9, 2009, amended October 28, 2009, entitled “Amended NI 43-101, Technical Report, Pascua—Lama Project, Region III, Chile / San Juan Province, Argentina” addressed to Silver Wheaton Corp.

Yours truly,

/s/ Cameron Scott

Cameron Scott, P. Eng.,
Principal Geotechnical Engineer
SRK Consulting (Canada) Inc.